Exhibit 99.1

Recent Developments

Preliminary Financial Information

We are in the process of finalizing UCP’s consolidated financial results for the three and nine months ended September 30, 2016. Set forth below are certain preliminary estimates for the three and nine months ended September 30, 2016, based on the most current information available to management as of the date of this offering memorandum. Our actual results may differ materially from these estimates due to the completion of UCP’s financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the three and nine months ended September 30, 2016 are finalized.

The following table sets forth selected preliminary operating data for UCP on a consolidated basis for the three and nine months ended September 30, 2016.

	Three Months Ended September 30,		Increase (Decrease)		Nine Months Ended September 30,		Increase (Decrease)
	2016	2015	Amount	%	2016	2015	Amount	%
	($ in thousands)				($ in thousands)
Homebuilding
Revenue	$89,840	$70,284	$19,556	27.8%	$239,480	$163,705	$75,775	46.3%
Net new home orders(1)	247	216	31	14.4%	701	676	25	3.7%
New homes delivered	199	202	(3)	(1.5)%	563	478	85	17.8%
Land development
Revenue	$3,900	$1,116	$2,784	249.5%	$5,322	$3,156	$2,166	68.6%
Lots delivered	65	0	65	–	65	114	(49)	(43.0)%
Backlog(2) at end of period
Aggregate sales value	$157,176	$120,834	$36,342	30.1%	$157,176	$120,834	$36,342	30.1%
Units	387	288	99	34.4%	387	288	99	34.4%

(1)	“Net new home orders” refers to new home sales contracts reduced by the number of sales contracts cancelled during the relevant period.
(2)	“Backlog” refers to homes under sales contracts that have not yet closed at the end of the relevant period. Sales contracts relating to homes in backlog may be cancelled by the purchaser for a number of reasons, such as the prospective purchaser’s inability to obtain suitable mortgage financing. Upon a cancellation, the escrow deposit is returned to the prospective purchaser (other than with respect to certain design-related deposits, which we retain). Accordingly, backlog may not be indicative of our future revenue.

We currently expect to record an impairment charge to our goodwill related to the Citizens Acquisition of approximately $4.2 million as of September 30, 2016. We currently expect to reduce the carrying value of the contingent consideration obligation relating to the Citizens Acquisition by $2.4 million to approximately $0.3 million as of September 30, 2016. The net result of these adjustments is approximately $1.8 million of increased expense for the three months ended September 30, 2016.

We expect to complete UCP’s financial closing procedures for the three and nine months ended September 30, 2016 in late October 2016. The preliminary unaudited financial data for the three and nine months ended September 30, 2016 included in this offering memorandum have been prepared by, and are the responsibility of, our management and have not been reviewed or audited or subject to any other procedures by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm is not expressing an opinion or any other form of assurance with respect to the preliminary unaudited financial data.

Lot Inventory

As of June 30, 2016, we owned or controlled, pursuant to purchase or option contracts, an aggregate of 5,547 lots. Subsequent to June 30, 2016, we have acquired 270 residential lots for an aggregate purchase price of $7.7 million and entered into purchase contracts to acquire 1,247 additional residential lots. If we complete all of these pending acquisitions, the aggregate purchase price for these lots would be $31.9 million. No assurance can be given that we will consummate these acquisitions as currently contemplated.

Potential Secured Revolving Acquisition and Development Loan Facility

We are currently negotiating a secured revolving credit agreement with a commercial bank, borrowings under which would be used for our ordinary course acquisition, development and construction activities. It is contemplated that any such loan would allow for borrowings of up to $25 million, mature in two years and be secured by a portion of our lots located in California. No assurance can be given that we will enter into such a facility or, if we do, that the terms thereof will match those described above.